UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2021

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Ordinary Shares, par value €0.05 per share	QURE	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 22, 2021, uniQure, N.V.’s (the “Company”) wholly owned subsidiary, uniQure, Inc. (the “Subsidiary”), entered into a Lease agreement with G&I IX/GP4 20 MAGUIRE LLC, which has an effective date of November 23, 2021 (the “Lease”). Under the Lease, the Subsidiary has leased approximately 13,501 rentable square feet at 20 Maguire Road in Lexington, Massachusetts (the “Premise”) for a term of seven years. The term commences on the earlier of: (i) planned construction on the Premise being substantially complete and (ii) the Subsidiary taking possession of the Premise. Pursuant to the terms of the Lease, the Subsidiary may utilize the Premise for general business, laboratory space, research and development, light manufacturing, and all other accessory uses. The Lease provides for an aggregate of $6.5 million of rent due over the term of the Lease, and the Subsidiary has an option to renew the Lease for an additional term of five years.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which will be attached as an exhibit to the Company’s annual report filed on Form 10-K for the year ended December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: December 28, 2021	By:	/S/ MATTHEW KAPUSTA
Matthew Kapusta
Chief Executive Officer